Exhibit 99.1

FIVE STAR BANK ANNOUNCES TRANSFORMATION TO FULL-SERVICE BRANCH MODEL

Reimagining Local Banking with Technology Enhancements and Modernized Staffing Approach

Resulting in Five Branch Consolidations and a Six Percent Reduction in Workforce

JULY 17, 2020, Warsaw, N.Y. – Today, Five Star Bank, a leading provider of consumer and commercial lending services across the Western, Central and Southern Tier regions of N.Y., formally announced a transformation that will streamline its retail branches to better align with shifting customer needs and preferences. Rapid advancements in financial technology are giving consumers increased options to bank from anywhere, with 71 percent of U.S. banking customers regularly using online banking services, according to the Federal Reserve Board of Governors. At Five Star Bank, this trend is evident in total daily in-branch teller transactions declining by six percent annually since 2018, and similarly in the first three months of 2020, prior to COVID-19.

“While our values and service promises remain steadfast, we have a fundamental responsibility to our customers, associates and the communities we serve to adapt our approach as market conditions change,” said Martin K. Birmingham, CEO, of Five Star Bank. “Over the years we’ve launched technology and developed unique partnerships that offer customers a more seamless, integrated experience, regardless of how they choose to bank with us. Now, as the reliance on, and customer demand for, digital banking services rise, our branch offices must evolve once again.”

As part of the bank’s continuous effort to meet market demands and client needs, a nine-month comprehensive assessment of all lines of business and functional areas was conducted, in partnership with a leading process improvement organization. This data-driven analysis identified, among other things, overlapping service areas, automation opportunities and streamlining of processes and operations that would enhance customer experiences and facilitate the long-term sustainability of current and future branches. Changes include the launch of an advanced digital banking application, an enhanced branch model and a new in-branch staffing approach:

Advanced Digital Technology: Five Star Bank is delivering robust online banking through a new digital banking platform—a powerful suite of banking tools designed to offer convenient financial management whenever, wherever. Additionally, the bank is installing Interactive Teller Machines (ITMs) that offer customers a new option for completing more complex transactions, reducing teller lines, and providing more hands-on support than an ATM.

Enhanced Branch Model: The Bank is strengthening its presence in communities by reducing operational complexity and uniting resources and expertise in central neighborhood areas. Customers will now have convenient access to wealth management, insurance and lending services under one roof, located near frequently visited locations like shopping centers, gas stations and retail stores.

-more-

To achieve this, 11 branches in suburban communities with overlapping areas will be consolidated to create five full-service financial solutions centers. Branches impacted include Batavia East Branch consolidating into the Batavia West Branch, Bath Branch and Avoca Branch into the Bath West End Branch, Elmira Heights Branch into the Horseheads Branch, and Geneva Branch into the Geneva Plaza Branch. While the bank is also consolidating the Olean Branch into the Allegany Branch, it will maintain its Olean Motor Bank at 124 West State Street. Similarly, the bank will maintain its Geneva Motor Bank at 65 Elizabeth Blackwell Street. Notices to impacted customers in these locations will be delivered early next week.

Modernized In-Branch Staffing Approach: As a community bank, Five Star is driven by its people – associates who live and work in the communities it serves. As changes to the branch footprint take place, the current branch staffing structure also needed to adjust. The new structure included dividing territories more equitably to create smaller team sizes and offer area sales managers more opportunity to coach and enhance the customer and associate experience, recognizing internal talent by awarding several promotions, and reassigning staff to alternate branch locations to ensure all offices provide a full-suite of services. Additionally, the bank is currently enhancing its internal training program with the assistance of third-party experts to provide associates with additional opportunities for advancement.

These consolidations represent about 10 percent of the branch network and impact approximately six percent of the total workforce. Where possible, those impacted are being offered alternative roles or the opportunity to apply for open positions in other areas of the company. Separated associates will receive a comprehensive severance package based on tenure.

“We care deeply about our associates and determinations were made after months of careful consideration and thoughtful analysis of branch utilization and financial impacts,” said Birmingham. “This was a very difficult decision to make but it was done with equity and dignity at the forefront. It’s never easy to say goodbye to colleagues, but to successfully serve our clients now and long into the future, embracing change was necessary.”

Birmingham added that although transformation is never easy, the future for Five Star is bright. A strong, integrated approach, comprehensive capabilities and staying grounded through customer relationships and interaction positions the brand well for continued growth.

The bank plans to continue building market share by adding two new branches in the City of Buffalo next year and expanding services across our operating footprint with unique offerings like commercial lending and in-branch licensed Certified Personal Bankers (CPBs), wealth management and insurance professionals to provide clients with personalized, timely solutions.

About Five Star Bank:

Five Star Bank is a $4 billion community bank offering a wide range of consumer and commercial banking and lending services to individuals, municipalities, and businesses through a network of more than 45 locations. We have a rich 200-year history and a bright future. We have a dedicated team of 600+ employees who are committed to giving back through a variety of non-profit organizations and neighborhood charities.

Five Star Bank offers a broad range of insurance services to personal and business clients through SDN Insurance Agency, LLC. Additionally, we offer customized investment management, investment consulting and retirement plan services to individuals, businesses, institutions, foundations and retirement plans through Courier Capital, LLC, HNP Capital, LLC and Five Star Investment Services.

For more information, visit https://www.five-starbank.com/.

Five Star Bank, SDN Insurance Agency, LLC, Courier Capital, LLC and HNP Capital, LLC are subsidiaries of Financial Institutions, Inc. (Nasdaq:FISI). Financial Institutions, Inc. stock is listed on the NASDAQ Global Select Market. Additional information is available at www.fiiwarsaw.com.

Investor and Media Contact:

Shelly J. Doran

(585) 627-1362

sjdoran@five-starbank.com

###